Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release
Exhibit 99.1

Date:	Oct. 18, 2011

For Release:	Immediate

Contact:	Mike Burns (Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Provides Preliminary Third Quarter Earnings Guidance
and Updates Full Year 2011 Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects third quarter 2011 as-reported and operational earnings of approximately $3.52 per share. Results for third quarter 2010 were $2.62 per share on an as-reported basis and $2.76 per share on an operational basis. Entergy also updated its earnings guidance for 2011 to be in the range of $7.15 to $7.65 per share.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. The special item, reflected in third quarter 2010 as-reported results for Entergy Wholesale Commodities, was associated with the previously planned spin-off of the non-utility nuclear business.

The third quarter 2011 earnings improvement was due to higher earnings at Utility, partially offset by lower results at Entergy Wholesale Commodities and Parent & Other. Third quarter 2011 earnings also reflect accretion from Entergy’s share repurchase programs.

-more-

News Release:  Entergy Provides Preliminary Third Quarter Earnings Guidance and Updates Full Year 2011 Earnings Guidance

Oct. 18, 2011

Utility

The increase in Utility third quarter 2011 earnings was driven by a tax settlement that resulted in a significant decrease in income tax expense during the current quarter, the majority of which was reflected at the Utility. A portion of the resulting benefits will be shared with Entergy Louisiana, LLC’s customers, consistent with the settlement approved by the Louisiana Public Service Commission in October 2011. As a result, the decrease in income tax expense was partially offset by a regulatory charge reducing Utility net revenue to reflect the customer sharing arrangement.

Excluding this regulatory charge, Utility net revenue was modestly lower. Favorable weather in the third quarter 2011 essentially matched the significantly warmer-than-normal weather effect experienced one year ago. Also contributing to the improved Utility results was lower non-fuel operation and maintenance expense. An increase in depreciation and amortization expense partially offset these factors.

Entergy Wholesale Commodities

The quarter-over-quarter decrease in operational earnings at Entergy Wholesale Commodities was driven by lower net revenue and a higher effective income tax rate, partially offset by a reduction in non-fuel operation and maintenance expense. EWC’s net revenue declined due primarily to lower pricing associated with the nuclear fleet. Providing a partial offset in net revenue was an increase in nuclear generation due to fewer planned and unplanned outages. The J.A. FitzPatrick plant had 18 refueling days in September 2010 compared to no scheduled refueling outages in the current quarter.

-more-

News Release:  Entergy Provides Preliminary Third Quarter Earnings Guidance and Updates Full Year 2011 Earnings Guidance

Oct. 18, 2011

Parent & Other

Parent & Other’s results were lower for the quarter due primarily to the absence of a 2010 adjustment reducing income tax expense (associated with a favorable Tax Court ruling).

Earnings Guidance

As a result of the Internal Revenue Service and LPSC settlements discussed above, Entergy revised its 2011 as-reported and operational earnings guidance to a range of $7.15 to $7.65 per share. Entergy’s previous guidance range was $6.35 to $6.85 per share on both an as-reported basis and operational basis.

A teleconference will be held at 10 a.m. CT on Tuesday, Nov. 1, 2011, to discuss Entergy’s third quarter 2011 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 4650540, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 4650540.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

-more-

News Release:  Entergy Provides Preliminary Third Quarter Earnings Guidance and Updates Full Year 2011 Earnings Guidance

Oct. 18, 2011

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and
(f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings.